Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
To the Partners of Essex Portfolio, L.P. and the Board of Directors of Essex Property Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑281244-01) on Form S-3 of our report dated February 20, 2026, with respect to the consolidated financial statements of Essex Portfolio, L.P.

/s/ KPMG LLP
San Francisco, California
February 20, 2026